Exhibit 5.1

[CARDINAL HEALTH, INC. LETTERHEAD]

August 20, 2019

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and Associate General Counsel of Cardinal Health, Inc., an Ohio corporation (the “Company”). I have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933 (the “Act”) relating to the registration of up to $40,000,000 in aggregate value of deferred compensation obligations (the “Obligations”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (the “DCP”).

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further qualifications, assumptions and limitations stated herein, I am of the opinion that upon receipt of consideration in accordance with the DCP, the Obligations will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

My examination, or the examination by attorneys under my supervision, of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the laws of the State of Ohio, as currently in effect. I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue the Obligations in accordance with the DCP will be in full force and effect at all times at which such Obligations are issued, and the Company will take no action inconsistent with such resolutions. The opinion set forth above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. In rendering the opinion above, I have assumed that the DCP is and will be administered in accordance with its terms.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Obligations to be issued pursuant to the DCP under the Act. In giving such consent, I do not thereby admit that I am in the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ JAMES E. BARNETT
James E. Barnett
Vice President and Associate General Counsel